                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              COMCAST CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           LOGO COMCAST CORPORATION
                              1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 21, 1999

                               ----------------

  The Annual Meeting of Shareholders of Comcast Corporation (the "Company") will be held on Monday, June 21, 1999 at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the following purposes:

  1. To elect nine directors to serve for the ensuing year and until their respective successors shall have been duly elected and qualified.

  2. To consider a proposal to approve an amendment to the Comcast Corporation 1996 Stock Option Plan.

  3. To consider a proposal to approve amendments to the Comcast Corporation 1996 Executive Cash Bonus Plan.

  4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1999 fiscal year.

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The close of business on May 3, 1999 has been fixed as the record date for the meeting. All shareholders of record at that time are entitled to notice of, and all such holders of Class A Common Stock and Class B Common Stock are entitled to vote at, the meeting and any adjournment or postponement thereof.

  Because holders of the Class A Special Common Stock are not generally entitled to vote and no resolution is proposed for the meeting for which a vote of the Class A Special Common Stock is required by law, holders of Class A Special Common Stock are not entitled to vote at the meeting. The enclosed proxy statement is being sent to holders of Class A Special Common Stock for information purposes only.

  In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

  All shareholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy with respect to your shares of Class A Common Stock. The proxies are solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the meeting. Copies of the Company's Annual Report on Form 10-K and Summary Annual Report are enclosed.

                                          STANLEY WANG
                                              Secretary
May 14, 1999

                           LOGO COMCAST CORPORATION
                              1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of Comcast Corporation (the "Company"), a Pennsylvania corporation, for use at the Annual Meeting of Shareholders (the "meeting") to be held on Monday, June 21, 1999 at 9:00 a.m. local time at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy are being mailed to shareholders on or about May 14, 1999.

  The Board of Directors does not intend to bring any matters before the meeting other than the matters specifically referred to in the notice of the meeting, nor does the Board of Directors know of any matter which anyone else proposes to present for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

  When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" each of the nominees for the Board of Directors in the election of directors and "FOR" each of the other proposals submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting Electronically

  Instead of submitting your vote by mail on the enclosed proxy card, the Company's by-laws permit you to vote electronically via the Internet. Please note that there are separate Internet voting arrangements depending on whether shares registered in the Company's stock records are in your name or in the name of a brokerage firm or bank.

  The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the shareholder.

 For Shares Registered Directly in the Name of the Shareholder

  Shareholders with shares registered directly in their name in the Company's stock records maintained by its transfer agent, The Bank of New York, may vote their shares (1) via the Internet at the following address on the World Wide
Web: https://proxy.shareholder.com/comcast, (2) by mailing their signed proxy card, or (3) by attending the meeting and voting in person. Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Votes submitted via the Internet through The Bank of New York described herein must be received by 5:00 p.m. eastern standard time on June 20, 1999.

 For Shares Registered in the Name of a Brokerage Firm or Bank

  A number of brokerage firms and banks are participating in separate programs that offer Internet voting options. Such programs are different from the program provided by The Bank of New York for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares via the Internet in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Outstanding Shares and Voting Rights

  At the close of business on May 3, 1999, the record date, the Company had outstanding [31,499,438] shares of Class A Common Stock, par value $1.00 per share, 9,444,375 shares of Class B Common Stock, par value $1.00 per share, and [699,483,529] shares of Class A Special Common Stock, par value $1.00 per share. Share amounts have been adjusted retroactively to reflect the stock split in the form of a dividend of one share of Class A Special Common Stock for each share of Class A Common Stock, Class A Special Common Stock, and Class B Common Stock paid on May 5, 1999 to shareholders of record as of the close of business on April 20, 1999 (the "Stock Split").

  On each matter voted upon at the meeting and any adjournment or postponement thereof, the Class A Common Stock and Class B Common Stock will vote together and each record holder of Class A Common Stock will be entitled to one vote per share and each record holder of Class B Common Stock will be entitled to fifteen votes per share. Holders of Class A Special Common Stock shall not be entitled to vote at the meeting. References to voting classes of the Company's Common Stock herein shall not include the Class A Special Common Stock. In the election of directors, Class A Common Stock and Class B Common Stock shareholders shall not have cumulative voting rights.

  The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice of the meeting.

  In the election of directors, the nine nominees receiving a plurality of the votes cast at the meeting shall be elected. Approval of all other proposals to be submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  The holders of all of the Class B Common Stock have indicated that they will vote their shares "FOR" each of the nominees for director listed below and "FOR" each of the other proposals submitted to shareholders in accordance with the foregoing notice of the meeting and as set forth in this Proxy Statement. Consequently, the election of each of the nominees for director listed below and approval of each of the other proposals submitted to shareholders in accordance with the foregoing notice of meeting and as set forth in this Proxy Statement are assured.

Principal Shareholders

  The following table sets forth certain information regarding the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), of more than 5% of any voting class of the Company's Common Stock as of February 28, 1999. So far as is known to the Company, the persons named in the table below as beneficially owning the shares set forth therein have sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                           Amount      Percent
Title of                                                Beneficially     of
Voting Class    Name and Address of Beneficial Owner       Owned        Class
------------    ------------------------------------    ------------   -------
Class A Common
 Stock          FMR Corp.                                3,838,200(1)   12.2%
                82 Devonshire Street
                Boston, MA 02109

                Capital Research and Management Company  1,940,000(2)    6.2%
                333 South Hope Street
                Los Angeles, CA 90071

                Brian L. Roberts                           799,099(3)    2.5%
                1500 Market Street
                Philadelphia, PA 19102-2148

Class B Common
 Stock          Brian L. Roberts                         8,786,250(3)   93.0%
                1500 Market Street
                Philadelphia, PA 19102-2148

                Ralph J. Roberts                           658,125(4)    7.0%
                1500 Market Street
                Philadelphia, PA 19102-2148

--------
(1) The information contained in this table with respect to FMR Corp. ("FMR") is based upon filings dated February 12, 1999, made on Schedule 13G by FMR and its controlling shareholders, Edward C. Johnson, III, and Abigail P. Johnson, setting forth information as of December 31, 1998. The Schedule 13G indicates that FMR has sole dispositive power as to all of such shares and sole voting power as to 17,300 of such shares, that FMR's wholly owned subsidiary Fidelity Management & Research Company ("Fidelity") is the beneficial owner of 3,820,900 of such shares by reason of acting as an investment adviser to various investment companies, that Fidelity Contrafund, an investment company advised by Fidelity, is the beneficial owner of 3,262,600 of such shares, and that Fidelity International Limited and Fidelity Management Trust Company are the beneficial owners of 16,600 and 700 of such shares, respectively.

(2) The information contained in this table with respect to Capital Research and Management Company ("Capital Research") is based upon filings dated February 11, 1999, made on Schedule 13G by Capital Research setting forth information as of December 31, 1998. The Schedule 13G indicates that Capital Research has sole dispositive power as to all of such shares, and that The Growth Fund of America, Inc., an investment company advised by Capital Research, has sole voting power as to 1,680,000 of such shares.

(3) At February 28, 1999, Sural Corporation ("Sural"), a Delaware corporation, owned 8,786,250 shares of the Company's outstanding Class B Common Stock and 795,038 shares of the Company's outstanding Class A Common Stock. Mr. Brian L. Roberts, President of the Company, owns stock representing substantially all of the voting power of all classes of voting securities of Sural. Pursuant to Rule 13d-3 under the Exchange Act, Mr. Brian L. Roberts is deemed to be the beneficial owner of the shares of Class B Common Stock and Class A Common Stock owned by

   Sural, and he is deemed to be the beneficial owner of an additional 4,061 shares of Class A Common Stock (including 1,356 shares owned by his wife, as to which he disclaims beneficial ownership). Since each share of Class B Common Stock is entitled to fifteen votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Brian L. Roberts constitute approximately 77% of the voting power of the two classes of the Company's voting Common Stock combined. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,585,349 shares of Class A Common Stock (approximately 23% of the Class A Common Stock).

(4) Includes 576,579 shares of Class B Common Stock owned by a limited partnership the sole general partner of which is controlled by Mr. Ralph J. Roberts. Mr. Ralph J. Roberts is Chairman of the Board of Directors of the Company and the father of Mr. Brian L. Roberts.

Security Ownership of Management

  The following table sets forth certain information regarding the Class A Common Stock (one vote per share) and the Class A Special Common Stock (generally non-voting) beneficially owned by each director of the Company, by Mr. Ralph J. Roberts (the "Chief Executive Officer," see note (12) below), and by each of the Company's other four most highly compensated executive officers during 1998 and by all directors and executive officers of the Company as a group, as of February 28, 1999. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Share amounts have been adjusted retroactively to reflect the Stock Split.

                                   Amount                          Percent
                           Beneficially Owned(1)                 of Class(1)
                          ----------------------------         ---------------
                                            Class A                    Class A
Name of Beneficial Owner   Class A          Special            Class A Special
------------------------  ----------     -------------         ------- -------
John R. Alchin(3)........         --           625,454(4)        (2)     (2)
Gustave G. Amsterdam.....     25,269           225,705           (2)     (2)
Sheldon M. Bonovitz......     17,566(5)        339,136(6)        (2)     (2)
Julian A. Brodsky(3).....    234,146(7)      3,688,180(8)        (2)     (2)
Joseph L. Castle, II.....        375            37,769           (2)     (2)
Brian L. Roberts(3)(9)...    799,099(10)    10,884,443(11)       2.5%    1.6%
Ralph J. Roberts(12).....    319,070(13)     7,843,939(14)       1.0%    1.1%
Lawrence S. Smith(3).....         --           406,940           (2)     (2)
Bernard C. Watson........         --            43,200           (2)     (2)
Irving A. Wechsler.......    110,607           718,711           (2)     (2)
Anne Wexler..............         --            44,700           (2)     (2)
All directors and
 executive officers as a
 group (12 persons)(3)...  1,547,023        25,265,846(1)        4.9%    3.6%
                          (5)(7)(10)(13) (4)(6)(8)(11)(14)(15)

--------
(1) With respect to each beneficial owner, the shares issuable upon exercise of his or her currently exercisable options and options exercisable within 60 days of February 28, 1999 are deemed to be outstanding for the purpose of computing the percentage of the class of Common Stock owned. Includes the following shares of Class A Special Common Stock for which the named individuals, and all directors and executive officers as a group, hold currently exercisable options or options exercisable within 60 days of February 28, 1999: Mr. Alchin, 448,762 shares; Mr. Bonovitz,
    43,200 shares; Mr. Brodsky, 1,764,002 shares; Mr. Castle, 32,400 shares; Mr. Brian L. Roberts, 1,074,412 shares; Mr. Ralph J. Roberts, 5,570,892 shares; Mr. Smith, 292,542 shares; Mr. Watson, 43,200 shares; Mr. Wechsler, 43,200 shares; Ms. Wexler, 43,200 shares; and all directors and executive officers as a group, 9,595,548 shares. Does not include the following shares which were issuable under options exercised prior to February 28, 1999, but the receipt of which was irrevocably deferred pursuant to the Company's Deferred Stock Option Plan: Mr. Amsterdam, 39,006 shares; Mr. Bonovitz, 9,276 shares; Mr. Brodsky, 789,326 shares; Mr. Ralph J. Roberts, 2,921,518 shares; and Mr. Wechsler, 4,078 shares.

(2) Less than one percent of the applicable class.

(3) The following named executive officers also beneficially own shares of common stock of QVC, Inc., a 57%-owned subsidiary of the Company, including shares issuable under options exercisable within 60 days of February 28, 1999, to purchase such shares: Mr. Alchin, 1,200 shares;
    Mr. Brodsky, 1,600 shares; Mr. Brian L. Roberts, 2,600 shares; Mr. Smith, 840 shares; and all directors and executive officers as a group, 6,240 shares. The number of shares of common stock of QVC, Inc. beneficially owned by each of them, and by all directors and executive officers as a group, represent less than one percent of the common stock of QVC, Inc.

(4) Includes 30 shares of Class A Special Common Stock owned in the Comcast Corporation Retirement--Investment Plan, as to which shares he disclaims beneficial ownership.

(5) Includes 5,486 shares of Class A Common Stock held in trust or as a custodian for his children, 6,425 shares owned by his wife, and 2,636 shares held by him as trustee for a testamentary trust, as to all of which shares he disclaims beneficial ownership.

(6) Includes 17,950 shares of Class A Special Common Stock held in trust or as a custodian for his children, 6,513 shares owned by his wife, 252,528 shares held by him as trustee for a testamentary trust, and 10,476 shares owned by a charitable foundation of which his wife is a trustee, as to all of which shares he disclaims beneficial ownership.

(7) Includes 15,000 shares of Class A Common Stock owned by a charitable foundation of which he and members of his family are directors and officers, and 88,178 shares owned by Swallow Drive Fund, L.P., a limited partnership the general partner of which is controlled by Mr. Brodsky and his wife, as to all of which shares he disclaims beneficial ownership.

(8) Includes 15,000 shares of Class A Special Common Stock owned by a charitable foundation of which he and members of his family are directors and officers, and 674,562 shares owned by Swallow Drive Fund, L.P. See note (7) above.

(9) Pursuant to Rule 13d-3 of the Exchange Act, Mr. Brian L. Roberts is also deemed to be the beneficial owner of 100% of the outstanding shares of the Company's Class B Common Stock owned by Sural. See note (3) to the table under the caption "Principal Shareholders."

(10) Includes 1,356 shares of Class A Common Stock owned by his wife, as to which shares he disclaims beneficial ownership, and 795,038 shares of Class A Common Stock owned by Sural. See note (3) to the table under the caption "Principal Shareholders."

(11) Includes 2,712 shares of Class A Special Common Stock owned by his wife, 42,584 shares owned in the Comcast Corporation Retirement--Investment Plan, and 10,000 shares owned by a charitable foundation of which he and his wife are directors and officers, as to all of which shares he disclaims beneficial ownership. Includes 9,581,288 shares owned by Sural, but does not include additional shares of Class A Special Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Brian L. Roberts. See note (3) to the table under the caption "Principal Shareholders." If Sural and Mr. Brian L. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Special Common Stock, Mr. Roberts would beneficially own 19,670,693 shares of Class A Special Common Stock (approximately 2.8% of the Class A Special Common Stock).

(12) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's chief executive officer.

(13) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Ralph J. Roberts. If Mr. Ralph J. Roberts and the limited partnership he controls (see note
     (4) to the table under the caption "Principal Shareholders") were to convert the shares of Class B Common Stock owned by them into Class A Common Stock, Mr. Ralph J. Roberts would beneficially own a total of 977,195 shares of Class A Common Stock (approximately 3.0% of the Class A Common Stock).

(14) Includes 262,900 shares of Class A Special Common Stock owned by a charitable foundation of which he and his wife are trustees, as to which shares he disclaims beneficial ownership, and 576,579 shares owned by a limited partnership the general partner of which is controlled by him.

     Does not include shares of Class A Special Common Stock issuable upon conversion of Class B Common Stock beneficially owned by Mr. Ralph J. Roberts. If Mr. Ralph J. Roberts and the limited partnership he controls (see note (4) to the table under the caption "Principal Shareholders") were to convert the shares of Class B Common Stock owned by them into Class A Special Common Stock, Mr. Ralph J. Roberts would beneficially own a total of 8,502,064 shares of Class A Special Common Stock (approximately 1.2% of the Class A Special Common Stock).

(15) Includes 30 shares of Class A Special Common Stock owned by an executive officer, other than those named above, in the Comcast Corporation Retirement--Investment Plan, as to which shares beneficial ownership is disclaimed.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period January 1, 1998 through December 31, 1998 were made on a timely basis, except for one report regarding a sale of stock by Mr. Daniel Aaron, who was a director of the Company through September 23, 1998, for which a Form 4 was inadvertently filed late.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth, for the Company's last three fiscal years, certain information concerning the annual and long-term compensation, as well as other compensation paid to or for the Chief Executive Officer and each of the Company's other four most highly compensated executive officers:

                                                                  Long-Term
                                                                 Compensation    All Other
                                    Annual Compensation             Awards      Compensation
                              --------------------------------   ------------   (Principally
                                                                  Number of     Split-Dollar
                                                  Other Annual    Securities     Insurance
Name and                                  Bonus   Compensation    Underlying     Benefits)
Principal Position(1)    Year Salary($)   ($)(2)     ($)(3)       Options(#)       ($)(4)
---------------------    ---- ---------- -------- ------------   ------------   ------------
Ralph J. Roberts........ 1998 $1,000,000 $500,000  $1,998,687(5)  1,134,610(6)   $7,369,463
 Chairman of the         1997    870,185       --   1,387,050(5)    117,738(6)    5,625,776
 Board of Directors      1996    842,223       --   1,182,376            --       5,759,957

Julian A. Brodsky....... 1998 $  689,063 $344,532  $   23,409       605,000(6)   $  973,578
 Vice Chairman of                                                     1,600(7)
 the Board of Directors  1997    656,250  328,125      26,483       105,000(6)    1,067,761
                         1996    625,000  300,000      14,121         4,000(7)    1,095,051

Brian L. Roberts........ 1998 $  689,063 $713,250  $  278,398     3,169,610(6)   $  222,026
 President                                                            7,800(7)
                         1997    656,250  687,000      42,883       160,160(6)       33,859
                                                                      5,000(7)
                         1996    625,000  662,000       2,336         8,000(7)       33,249

Lawrence S. Smith....... 1998 $  689,063 $413,800  $    3,257       705,000(6)   $   30,361
 Executive Vice
  President                                                           2,200(7)
                         1997    656,250  397,000      10,452       105,000(6)       34,899
                                                                        200(7)
                         1996    625,000  381,000       1,126         4,000(7)       34,727

John R. Alchin.......... 1998 $  579,813 $318,407  $   48,411       587,500(6)   $   33,670
 Senior Vice President--                                              1,200(7)
 Treasurer               1997    552,250  304,625      17,984        87,500(6)       37,845
                         1996    526,000  291,500       1,276         3,000(7)       35,230

--------
(1) The Company's by-laws do not provide for the position of "Chief Executive Officer." For purposes of this Proxy Statement, the Company has determined that Mr. Ralph J. Roberts should be deemed to be the Company's chief executive officer.

(2) The amounts in this column include bonuses earned by the named persons under the Company's 1996 Executive Cash Bonus Plan, bonuses paid to the named persons (except Messrs. Ralph J. Roberts and Brodsky) in 1998, 1997, and 1996 relating to termination of the Company's discretionary bonus plan (see "Report on Executive Compensation of the Compensation Committee's Subcommittee on Performance-Based Compensation--Effect of Internal Revenue Code Section 162(m)"), and guaranteed bonuses of $137,812, $131,250, and $125,000 paid to Mr. Brian L. Roberts in 1998, 1997, and 1996, respectively, and $5,512, $5,250, and $5,000 paid to Mr. Smith in 1998, 1997, and 1996, respectively.

(3) This column includes Company payments to the named executive officers to cover their tax liabilities incurred in connection with: (a) local taxes on stock option grants or exercises; (b) Company payments to Mr. Ralph J. Roberts, Mr. Brodsky, and Mr. Brian L. Roberts to cover the premiums attributable to the term life insurance portion of split-dollar life insurance policies or separate term life insurance policies (see note (4)(b) below); (c) Company payments to cover premiums attributable to the executive long-term disability plan (see note (4)(e) below); and (d) other incidental taxable fringe benefits provided to the named executive officers. Such amounts are calculated based upon the amount of tax payable by the executive officers in accordance with the highest individual income tax bracket.

(4) The amounts shown in this column principally represent benefits associated with split-dollar life insurance policies. In accordance with the terms of the split-dollar life insurance policies, the Company will recover all of the cumulative premiums paid by the Company for the whole-life portion of such policies. This column includes (with respect to amounts applicable to 1998): (a) the dollar value, on a term loan approach, of the benefit of the whole-life portion of the premiums for split-dollar life insurance policies paid by the Company projected on an actuarial basis (Messrs. Ralph J. Roberts $6,259,876; Brodsky $948,554; Brian L. Roberts $21,074; Smith $20,807; and Alchin $19,956), although the Company believes that a more realistic determination of the economic value of the benefit would be based on an approach which calculates the time value of money (using the applicable short-term federal funds rate) of the premiums paid by the Company through 1998 (Messrs. Ralph J. Roberts $2,810,147; Brodsky $348,614; Brian L. Roberts $11,407; Smith $14,394; and Alchin $14,347);
    (b) Company payments to named executive officers to cover their premiums attributable to the term life insurance portion of the split-dollar life insurance policies or separate term life insurance policies (Messrs. Ralph
    J. Roberts $1,103,987; Brodsky $15,203; Brian L. Roberts $190,562; Smith $1,610; and Alchin $1,490); (c) Company contributions to its 401(k) Retirement--Investment Plan in the amount of $5,600 for each of the named executive officers; (d) Company payments to its long-term disability plan in the amount of $686 for each of the named executive officers (other than Mr. Ralph J. Roberts, who did not participate in such plan); and (e) Company payments to the named executive officers (other than Mr. Ralph J. Roberts, who did not participate in such plan) to cover their premiums attributable to the executive long-term disability plan (Messrs. Brodsky $3,535; Brian L. Roberts $4,104; Smith $1,658; and Alchin $5,938).

(5) Also includes $15,379 and $33,581 paid to him to cover the taxes payable by him with respect to estate and succession planning services provided to him by the Company in 1998 and 1997, respectively.

(6) Represents the number of shares of the Company's Class A Special Common Stock issuable upon exercise of options. Share amounts have been adjusted retroactively to reflect the Stock Split pursuant to the terms of the 1996 Stock Option Plan.

(7) Represents the number of shares of the common stock of QVC, Inc., a 57%- owned subsidiary of the Company, issuable upon exercise of: (a) options granted to the named executive officers by the Compensation Committee of the QVC, Inc. Board of Directors on April 18, 1996, November 28, 1997, or April 30, 1998, pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan (except for options to purchase 800 shares granted to Mr. Smith on July 7, 1998, and options to purchase 4,600 shares granted to Mr. Brian L. Roberts on October 26, 1998); and (b) options identical to those granted April 18, 1996, assigned by the Company to Mr. Brian L. Roberts on December 18, 1997. Such options were issued with tandem stock appreciation rights exercisable in lieu of the options for 75% of the excess of the value of the QVC, Inc. common stock (as determined pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan) over the exercise price of such options. Such options have an exercise price of $651.84 (for options granted July 7 and October 26, 1998), $688.14 (for all other options granted in 1998 and for options granted in 1997), or $177.05 per share (for options granted in 1996), representing the value of the shares underlying such options on the date of grant as determined pursuant to the 1995 QVC Stock Option and Stock Appreciation Rights Plan, and such options vest 20% on each of the first five anniversaries of the date of grant (except for the options granted in 1996, which vest 20% on grant and 20% on each January 1, 1997-2000), based on the named executive's continued service to the Company. In all cases, vesting is accelerated upon a change of control of QVC, Inc. The QVC, Inc. options expire ten years after the date of grant. The value that might be realized upon exercise of the options granted in 1998 immediately prior to their expiration, assuming appreciation in the value of the underlying QVC, Inc. common stock from the date of grant of 0%, 5% and 10% is as follows: 0% appreciation--Messrs. Brodsky, Brian L. Roberts, Smith, and Alchin, $0; 5% appreciation--Messrs. Brodsky, $692,428; Brian L. Roberts, $3,270,574; Smith, $933,826; and Alchin, $519,321; 10% appreciation--Messrs. Brodsky, $1,754,749; Brian L. Roberts, $8,288,277; Smith, $2,366,497; and Alchin,
   $1,316,062. During 1998, such executive officers exercised certain of such options to purchase shares of QVC, Inc. common stock and realized value upon such exercises as follows: Messrs. Brodsky, 800 shares, $408,872; Brian L. Roberts, 4,600 shares, $2,351,014; Smith, 800 shares, $408,872;
   and Alchin, 600 shares, $306,654. At December 31, 1998, the excess of the fair market value of QVC, Inc. common stock over the exercise price for options outstanding based upon the most recent valuation date was as follows: Messrs. Brodsky ($0 exercisable, $989,424 unexercisable); Brian L. Roberts ($0 exercisable, $3,522,098 unexercisable); Smith ($2,146 exercisable, $1,059,238 unexercisable); and Alchin ($0 exercisable, $742,068 unexercisable).

Stock Option Grants

  The following table contains information concerning grants of stock options under the Company's 1996 Stock Option Plan to the Chief Executive Officer and to each of the Company's other four most highly compensated executive officers during 1998. No Comcast Corporation stock appreciation rights ("SARs") were granted during 1998 to the Chief Executive Officer or to any of the Company's other four most highly compensated executive officers. Share amounts and exercise prices have been adjusted retroactively pursuant to the terms of the 1996 Stock Option Plan to reflect the Stock Split.

                          Stock Option Grants in 1998

                                                                          Potential Realizable Value
                                                                           at Assumed Annual Rates
                                                                         of Stock Price Appreciation
                                     Individual Grants                       for Option Terms(1)
                         -------------------------------------------- ----------------------------------
                         Number of     % of Total
                         Securities     Options
                         Underlying    Granted to Exercise
                          Options      Employees   Price   Expiration
Name                     Granted(#)     in 1998    ($/Sh)   Dates(2)  0%        5%             10%
----                     ----------    ---------- -------- ---------- --- -------------- ---------------
Ralph J. Roberts........     7,188(3)        *    $16.4313  01/09/03   $0 $       18,927 $        54,814
                           127,422           *     14.9375  01/09/08    0      1,197,017       3,033,475
                               576(3)        *     18.6313  06/16/03    0          1,720           4,981
                           999,424         6.1%    16.9375  06/16/08    0     10,645,767      26,978,464


Julian A. Brodsky(4)....   105,000           *    $14.9375  01/09/08  $ 0 $      986,382 $     2,499,685
                           500,000         3.1%    16.9375  06/16/08    0      5,325,951      13,497,006

Brian L. Roberts(4).....     7,188(3)        *    $16.4313  01/09/03  $ 0 $       18,927 $        54,814
                           162,422         1.0%    14.9375  01/09/08    0      1,525,811       3,866,704
                               576(3)        *     18.6313  06/16/03    0          1,720           4,981
                         2,999,424        18.4%    16.9375  06/16/08    0     31,949,573      80,966,490

Lawrence S. Smith(4)....   105,000           *    $14.9375  01/09/08  $ 0 $      986,382 $     2,499,685
                           600,000         3.7%    16.9375  06/16/08    0      6,391,142      16,196,408

John R. Alchin(4).......    87,500           *    $14.9375  01/09/08  $ 0 $      821,985 $     2,083,071
                           500,000         3.1%    16.9375  06/16/08    0      5,325,951      13,497,006
All Outstanding
 Common Shares(5).......       N/A          N/A        N/A       N/A  $ 0 $7,777,263,123 $19,706,689,182

--------
*  Less than one percent of total options granted to employees in 1998.

(1) Illustrates, as to options, value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Class A Special Common Stock over the term of the options, based on the market prices for the Class A Special Common Stock when the options were granted. The 0%, 5% and 10% assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) All of the options to purchase Class A Special Common Stock were granted on either January 9 or June 16, 1998 under the Company's 1996 Stock Option Plan. Except as described in note (3) below, all options granted in 1998 have exercise prices equal to the fair market value on the date of grant and generally become exercisable at the rate of 40% of the shares covered thereby on the second anniversary of the date of grant, and 20% each on the third, fourth, and fifth anniversary of the date of the grant, or, as to one-half of the options granted on June 16, 1998 to named executives other than the Chief Executive Officer (except as described in note (3) below), at the rate of 20% of the shares covered thereby on the second anniversary of the date of grant, another 10% on each of the third through ninth anniversaries of the date of grant, and 10% six months prior to the tenth anniversary of the date of grant. The options that expire on January 9, 2003 and June 16, 2003, as well as 17,712 of the options granted to each of Messrs. Brodsky, Smith, and Alchin expiring June 16, 2008, are incentive stock options. All other options granted are nonqualified stock options.

(3) In accordance with the tax rules governing incentive stock options, these options were granted at an exercise price equal to 110% of the fair market value on the date of grant. The options become exercisable into shares of the Company's Class A Special Common Stock at the rate of 40% of the shares covered thereby on the second anniversary of the date of grant, another 20% on each of the third and fourth anniversaries of the date of grant, and the remaining 20% six months prior to the fifth anniversary of the date of grant.

(4) In addition to the options described above, options to purchase shares of the common stock of QVC, Inc., were granted, as follows: Messrs. Brodsky, 1,600 options on April 30, 1998 at an exercise price of $688.14; Brian L. Roberts, 3,200 options on April 30, 1998 at an exercise price of $688.14 and 4,600 options on October 26, 1998 at an exercise price of $651.84; Smith, 1,400 options on April 30, 1998 at an exercise price of $688.14 and 800 options on July 7, 1998 at an exercise price of $651.84; and Alchin, 1,200 options on April 30, 1998 at an exercise price of $688.14. See note
    (7) under "Executive Compensation--Summary Compensation Table."

(5) Illustrates the aggregate appreciation in value of all shares of common stock of the Company outstanding on December 31, 1998, based on the assumed 0%, 5% and 10% rates of appreciation that produced the realizable values of options granted to executive officers shown in this table (measured from the dates of grant of the options to their expiration, on a weighted average basis).

Stock Option Exercises and Holdings

  The following table sets forth information related to options exercised during 1998 by the Chief Executive Officer and each of the Company's other four most highly compensated executive officers during 1998, and the number and value of options or SARs held at December 31, 1998 by such individuals. Share amounts have been adjusted retroactively pursuant to the terms of the 1996 Stock Option Plan to reflect the Stock Split.

                      Aggregated Option Exercises in 1998
                    and Option Values at December 31, 1998

                                                        Number of Securities
                                                       Underlying Unexercised      Value of Unexercised
                                                             Options at          In-the-Money Options at
                           Shares                       December 31, 1998(#)       December 31, 1998($)
                         Acquired on      Value       ------------------------- --------------------------
Name                     Exercise(#)   Realized($)    Exercisable Unexercisable Exercisable  Unexercisable
----                     -----------   -----------    ----------- ------------- ------------ -------------
Ralph J. Roberts
 Class A Special Common
  Stock.................  1,000,000    $16,955,858     9,158,074    1,252,348   $204,842,273  $16,679,656
 Class B Common
  Stock(1)..............    658,125(1)  26,522,556(1)         --           --             --           --

Julian A. Brodsky(2)
 Class A Special Common
  Stock.................     60,534    $   933,443     2,525,860    1,822,030   $ 56,797,902  $33,487,511

Brian L. Roberts(2)
 Class A Special Common
  Stock.................    228,540    $ 3,168,740       775,198    4,744,710   $ 15,798,082  $72,563,902

Lawrence S. Smith(2)
 Class A Special Common
  Stock.................    354,066    $ 4,983,160       306,652    1,616,834   $  6,187,063  $28,431,251

John R. Alchin(2)
 Class A Special Common
  Stock.................    101,198    $ 1,654,829       328,394    1,331,382   $  6,917,103  $23,410,274

--------
(1) The options to purchase Class B Common Stock exercised by Mr. Ralph J. Roberts in 1998 were granted on May 12, 1986, and June 23, 1987, at a weighted average exercise price of $2.85 per share, based on the fair market value of the Class A Common Stock on the dates of grant, adjusted for stock splits including the Stock Split. From the date such options were granted to December 31, 1998, and under his leadership, the cumulative annual return, including dividends, on the Company's Class A Common Stock and Class A Special Common Stock was approximately 22% and 24%, respectively. Each share of Class B Common Stock, which is not publicly traded, is convertible into one share of Class A Common Stock or Class A Special Common Stock, at the option of the holder, and entitles the holder to fifteen votes per share. Each record holder of Class A Common Stock is entitled to one vote per share. The illustrated value realized on these options is based on the closing price of a share of Class A Common Stock on the exercise date of the options.

(2) See also note (7) under "Executive Compensation--Summary Compensation
    Table."

Pension Plans

  Under the Company's Supplemental Executive Retirement Plan (the "Plan"), adopted July 31, 1989, supplemental retirement, death and disability benefits may be paid to or in respect of certain senior executives employed by the Company and its affiliated companies, as selected by the Company's Board of Directors. The Plan contemplates the payment of various percentages of a participant's Final Average Compensation (as actuarially reduced, in certain circumstances, and as defined below) in the event that the participant (i) elects to retire early (after the later of the participant's 55th birthday or 20 years of service with the Company); (ii) retires at age 65 or after; (iii) suffers a permanent disability which renders the participant incapable of employment in the same or a similar occupation; or (iv) dies. A participant may elect a reduction in lifetime benefits in exchange for the continuation of payments to a surviving spouse. As of the date of this Proxy Statement, Messrs. Ralph J. Roberts and Brodsky (who are each credited with 30 years of service, the maximum credited service provided under the Plan) are the only current employees selected by the Board of Directors to participate in the Plan.

  The following table shows the annual single life annuity retirement benefit which Messrs. Ralph J. Roberts and Brodsky, respectively, would receive based on remuneration covered by, and years of service credited under, the Plan if he had retired on January 1, 1999 at age 65 (or older). The benefits shown below are subject to reduction for Social Security benefits.

                              Pension Plan Table

   Final Average                                                Years of Service
   Compensation(1)                                               30 or More(2)
   ---------------                                              ----------------
   $  600,000..................................................     $360,000
      700,000..................................................      420,000
      800,000..................................................      480,000
      900,000..................................................      540,000
    1,000,000..................................................      600,000
    1,100,000..................................................      660,000
    1,200,000..................................................      720,000

--------
(1) Final Average Compensation equals one-fifth of the total compensation for the five years preceding termination of employment. Compensation includes salary, bonus (including any deferred bonus) and any other supplementary remuneration, but excludes discretionary payments made to participants to offset tax liabilities incurred upon the exercise of nonqualified stock options and split-dollar life insurance bonuses. In the case of Mr. Ralph
    J. Roberts, Final Average Compensation may, under some circumstances, be increased as described in "Agreements with Executive Officers-- Compensation Agreement with the Chief Executive Officer--Election to Become a Consultant" below.

(2) This column represents the maximum benefits payable under the Plan.

  The Company also has an agreement with Mr. Brodsky pursuant to which he is entitled to a $30,000 payment each year for 15 years commencing upon his termination of employment, subject to a vesting schedule. Any benefits received under this agreement reduce the benefits to which Mr. Brodsky is entitled under the Plan.

Executive Cash Bonus Plan

  The Comcast Corporation 1996 Executive Cash Bonus Plan (the "Executive Cash Bonus Plan") provides for an annual cash bonus to be paid to eligible employees of the Company ("Participants") selected by the Subcommittee on Performance-Based Compensation of the Compensation Committee of the Board of Directors (the "Compensation Subcommittee") with respect to years from 1996

(beginning July 1, 1996) through 2000 (each a "Plan Year"). The amendments which are the subject of Proposal Three, described below, would extend the Executive Cash Bonus Plan through 2003. The purpose of the Executive Cash Bonus Plan is to provide performance-based cash bonus compensation in accordance with a formula that is based on the financial success of the Company as part of an integrated compensation program. The Executive Cash Bonus Plan is intended to satisfy the requirements in Section 162(m) of the Internal Revenue Code and regulations thereunder for "performance-based compensation" to employees subject to that provision, which compensation is deductible by the Company even if total compensation to an employee receiving it exceeds $1 million in any year.

  Eligibility. The Compensation Subcommittee has designated all of the Company's named executive officers and five additional employees, one of whom is an executive officer, as Participants in the Executive Cash Bonus Plan. The Executive Cash Bonus Plan also provides that Participants may include such other key executives as may be designated by the Compensation Subcommittee to participate in the Executive Cash Bonus Plan from time to time. The Compensation Subcommittee expects that Participants in the Executive Cash Bonus Plan will be limited to employees whose compensation is or may be subject to Section 162(m) (generally, the Company's executive officers).

  Bonus Entitlement. The maximum amount of the bonus payable under the Executive Cash Bonus Plan (the "Target Bonus") with respect to any Plan Year is (a) one-half of the sum of a Participant's base salary and any guaranteed bonus awarded by the Compensation Subcommittee to such Participant for such Plan Year, plus (b) the amount, if any, by which the Participant's bonus under the Executive Cash Bonus Plan in any prior Plan Year was less than the Target Bonus for such prior Plan Year(s). In no event, however, can a Participant's Target Bonus for any Plan Year exceed $1 million. The amendments which are the subject of Proposal Three, described below, would increase the maximum amount of a Participant's Target Bonus for any Plan Year to (a) 150% of the sum of a Participant's base salary and any guaranteed bonus for such Plan Year, plus
(b) the amount, if any, by which the Participant's bonus under the Executive Cash Bonus Plan in any prior Plan Year was less than the Target Bonus for such prior Plan Year(s), but in no event to exceed $3 million for any Plan Year.

  The Executive Cash Bonus Plan requires that at the beginning of each Plan Year the Compensation Subcommittee establish two goals for the Company's Cash Flow (as defined in the Executive Cash Bonus Plan) for such Plan Year, a First Tier Goal and a Second Tier Goal (which shall be higher than the First Tier
Goal). Each Participant in the Executive Cash Bonus Plan is entitled to a bonus with respect to a Plan Year which is equal to 66 2/3% of the Participant's Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the First Tier Goal, and 100% of the Target Bonus if the Company's Cash Flow for the Plan Year is at least equal to the Second Tier Goal. If the level of Cash Flow for the Plan Year is higher than the First Tier Goal and lower than the Second Tier Goal, the bonus with respect to such Plan Year shall be such percentage of the Participant's Target Bonus in excess of 66 2/3% as is determined by prorating the difference between 66 2/3% and 100%. If the level of Cash Flow for a Plan Year is below the First Tier Goal established with respect to such Plan Year, no bonus is payable under the Executive Cash Bonus Plan for that Plan Year.

  Each Participant shall be entitled to receive a bonus in accordance with the Executive Cash Bonus Plan only after certification by the Compensation Subcommittee that the performance goals have been satisfied. The bonus payment under the Executive Cash Bonus Plan is to be paid to each Participant as soon as practicable following the close of the applicable Plan Year.

  The Compensation Subcommittee has discretion under the Executive Cash Bonus Plan to reduce or eliminate the bonus otherwise payable to a Participant if it determines that such a reduction or elimination of the bonus is in the best interests of the Company.

  In the event any payment of a bonus otherwise payable under the Executive Cash Bonus Plan occurs more than two months after the close of the Plan Year, the amount of the bonus otherwise payable shall be increased by the amount such bonus payment would earn if it were invested in an investment bearing a 7% annual rate of return, compounded daily, or such other reasonable rate of interest as may be determined by the Compensation Subcommittee, during the period from the close of the Plan Year with respect to which such bonus is paid and the date the bonus is actually paid.

  "Cash Flow" is defined in the Executive Cash Bonus Plan as the operating income before depreciation and amortization for the Company and those of its subsidiaries which are included with the Company in its consolidated financial statements as prepared by the Company in accordance with generally accepted accounting principles. In the event of a significant acquisition or disposition of any assets, business division, company or other business operations of the Company during a Plan Year that is reasonably expected to have an effect on Cash Flow as otherwise determined under the terms of the Executive Cash Bonus Plan, the Executive Cash Bonus Plan provides that the First Tier Goal and the Second Tier Goal shall be adjusted to take into account the impact of such acquisition or disposition so as to preserve the relationship between the Cash Flow goals for the Plan Year and the Company's performance in the prior comparable period, on a pro forma basis giving effect to the acquisition or disposition, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior Plan Year and the current Plan Year.

  Administration. The Executive Cash Bonus Plan is administered by the Compensation Subcommittee.

  Amendment and Termination of the Plan. The Executive Cash Bonus Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Executive Cash Bonus Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that is due, but has not yet been paid, and provided further that no changes that would increase the amount of bonuses determined under provisions of the Executive Cash Bonus Plan shall be effective without approval by the Compensation Subcommittee and without disclosure to and approval by the shareholders of the Company in a separate vote prior to payment of such bonuses. In addition, the Executive Cash Bonus Plan may be modified or amended by the Compensation Subcommittee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Internal Revenue Code as they relate to the exemption for "performance-based compensation" under Section 162(m).

Agreements with Executive Officers

 Compensation Agreement with the Chief Executive Officer

  A Compensation and Deferred Compensation Agreement and Stock Appreciation Bonus Plan with the Chief Executive Officer (the "1993 Compensation Agreement") was approved by the Company's shareholders on June 22, 1994. Certain terms of the 1993 Compensation Agreement expired on December 31, 1997, and on December 16, 1997 the Company and the Chief Executive Officer entered into a new Compensation and Deferred Compensation Agreement, as amended and restated effective August 31, 1998 (the "1998 Compensation Agreement"), which generally extends the terms of the 1993 Compensation Agreement with certain modifications.

  The 1998 Compensation Agreement provides that the Chief Executive Officer will continue to serve as Chairman of the Board of Directors of the Company until December 31, 2002, or until such time as he may elect to change his status to that of a non-executive consultant, and that until he makes such election he will continue to devote substantially all of his working time to the Company, on the terms and conditions summarized below. If he elects to become a non-executive consultant, he shall devote such time as is necessary to perform the functions reasonably requested by the Company. In addition, for a period of five years following any termination of the service period of the 1998 Compensation Agreement, the Chief Executive Officer will perform such reasonable ceremonial functions as the Company may request, and will promote the interests and goodwill of the Company in such manner as the Company may reasonably request.

  Base Salary. The 1998 Compensation Agreement provides that the Chief Executive Officer will receive an annual base salary of $1 million beginning in 1998, as adjusted (but never reduced, except pursuant to an overall plan to reduce the compensation of all senior executive officers of the Company) in order to reflect the greater of increases in the consumer price index subsequent to 1997 and the average percentage increase in the base compensation of the five employees of the Company (other than the Chief Executive Officer) with the highest base compensation.

  Bonus. The 1998 Compensation Agreement provides that so long as he continues to serve as an executive of the Company the Chief Executive Officer will be eligible to receive annual bonuses of up to 50% of his base salary in accordance with the Company's Executive Cash Bonus Plan, based on performance targets established by the Compensation Subcommittee.

  Split-Dollar Life Insurance. The 1998 Compensation Agreement requires the Company to continue to provide and to maintain the split-dollar insurance protection provided to the Chief Executive Officer under the 1993 Compensation Agreement, and in addition to provide additional survivorship split-dollar life insurance to the Chief Executive Officer and his spouse. Such split-dollar insurance protection includes certain split-dollar insurance provided pursuant to the 1993 Compensation Agreement to replace the potential benefits represented by the Company's terminated discretionary bonus plan with respect to the appreciation through March 15, 1994, in the options for Class A Special Common Stock previously awarded to the Chief Executive Officer, taking into account the financial position of the Company and the tax deductibility of any such payments. See "Report of the Compensation Committee and the Subcommittee on Performance-Based Compensation on Executive Compensation." Under the split-dollar life insurance arrangements, the Company pays a portion of the annual premiums for certain single-life and joint-and-survivor life insurance policies for the Chief Executive Officer, and upon payment of the policies at the death of the Chief Executive Officer or of the survivor of the Chief Executive Officer and his spouse, as applicable, the Company recovers all of the cumulative premiums previously paid by the Company for the whole-life portion of such policies. The Chief Executive Officer is responsible for payment of the portion of such annual premiums representing the cost of term insurance for each year. The Company will also continue to pay the Chief Executive Officer an annual cash bonus in an amount equal to the portion of the annual premium for such life insurance that he is required to pay; in addition, the Company will increase the bonus by an amount sufficient to pay any income tax or gift tax liability incurred in connection with payment of the bonus (collectively, the "Split-Dollar Bonus").

  Supplemental Death Benefit. Upon the death of the Chief Executive Officer, the 1998 Compensation Agreement requires the Company to pay a supplemental death benefit of $30 million (the "Death Benefit") to the personal representa-tives of the Chief Executive Officer. The 1998 Compensation Agreement substi-tuted the Death Benefit for two bonus arrangements included in the 1993 Com-pensation Agreement that were based on appreciation of the Company's Class A Common Stock from the date of grant of options to purchase Class B Common Stock to the date of exercise. The Compensation Subcommittee determined that the after-tax present value cost to the Company of the Death Benefit was ap-proximately equal to the cost of the bonuses that would otherwise have been paid. The Company must pay the Death Benefit within six months from the date of the Chief Executive Officer's death.

  Termination. The 1998 Compensation Agreement will terminate upon the Chief Executive Officer's death, at the Company's option upon his disability, or for cause (as such terms are defined in the 1998 Compensation Agreement) upon a vote of not less than two-thirds of the entire membership of the Company's Board of Directors. If his employment is terminated by reason of his death or disability, the Company shall continue to pay his annual base salary on a monthly basis to him or his spouse, during their lifetimes, for a maximum of five years, and the Accrued Cash Bonus, the Benefit Plans (as such terms are defined in the 1998 Compensation Agreement) and the Death Benefit will continue to be payable. In the event of death, all of his outstanding stock options will vest fully and remain exercisable for their remaining terms. If his employment is terminated by the Company in violation of the 1998 Compensation Agreement, he shall remain entitled to substantially all of the benefits under the 1998 Compensation Agreement.

  Noncompetition and Confidentiality. Under the 1998 Compensation Agreement, the Chief Executive Officer agrees not to compete with the Company during his employment and for five years after termination of his employment. The agreement also requires him to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach of any of such obligations constitutes cause for termination of the 1998 Compensation Agreement and terminates the Company's obligations for payments subsequent to any discharge of the Chief Executive Officer.

  Change of Control Provisions. Prior to any "Change of Control" (as defined below), the Company must establish and fund a grantor trust, the amounts in which will be subject to claims of the Company's creditors in the case of the Company's bankruptcy, for the purpose of paying all deferred compensation, nonqualified retirement benefits, and split-dollar life insurance premiums and bonuses for the Chief Executive Officer then applicable. Upon the occurrence of a Change of Control, such trust must become irrevocable (if not already irrevocable), and the Company must continue to make payments into such trust to maintain sufficient amounts therein to fund all benefits subject to the trust. A "Change of Control" is defined as occurring when persons other than the Chief Executive Officer and members of his family or trusts for their benefit acquire voting power over more than 50% of the voting stock of the Company.

  Election to Become a Consultant. The Chief Executive Officer may at any time, upon 30 days notice to the Company, elect to change his position from that of an executive to that of consultant to the Company. In such event, he shall continue to receive all of the compensation provided under the 1998 Com-pensation Agreement, other than the bonus under the Executive Cash Bonus Plan. If he elects to become a consultant, the Chief Executive Officer's entitlement to retirement benefits under the Company's Supplemental Executive Retirement Plan will be adjusted annually to reflect 150% of his base salary as a consul-tant, but his benefits under such plan will not in any event exceed the bonus he could have received under the 1998 Compensation Agreement had he continued to work as an executive.

 Employment Agreements with Messrs. Smith and Alchin

  The Company has entered into employment agreements with two other named executive officers of the Company: Lawrence S. Smith, the Company's Executive Vice President, and John R. Alchin, the Company's Senior Vice President and Treasurer. The following is a description of the material terms of such agreements.

  The term of such agreements is from January 1, 1995 through December 31, 2000 (the "Employment Period"). Mr. Smith and Mr. Alchin each agree to work full time for the Company during the Employment Period.

  The agreement with Mr. Smith provided for a base salary of $600,000 in 1995, and the agreement with Mr. Alchin provided for a base salary of $500,000 in 1995. In each case, for each year in the

Employment Period subsequent to 1995 the base salary is increased by the greater of 5% or the percentage increase during the previous year in the consumer price index.

  Pursuant to the agreements, each of the executives is eligible to receive an annual performance bonus, commencing in 1996, of up to 50% of his base salary for the applicable year. The amount of the bonus is determined annually by the Compensation Subcommittee, based on the performance of the Company and of the executive during such year, and is payable in cash or in shares of Class A Special Common Stock of the Company, at the discretion of the Compensation Subcommittee.

  Each agreement provides that the executive's employment may be terminated without cause by the Company and that he may resign voluntarily. If the executive's employment is terminated without cause, he is entitled to receive his then-current base salary and all insurance, medical or other similar benefits for a period of one year from the date of discharge, subject to offset by other compensation or benefits earned by the executive during such period, and he is entitled to receive his bonus for the year of discharge. If the executive resigns, or is terminated for cause (as defined in the agreement), he is entitled only to his base salary for days actually worked and any amounts due to him under the Comcast Corporation Deferred Compensation Plan.

  Under each of the agreements, the executive agrees not to compete with the Company during his employment and for one year after termination of his employment (which period was extended in June 1996 to two years). The agreements also require each executive to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company, at all times during his employment and after termination of his employment. Breach by the executive of any of such obligations constitutes cause for termination of the applicable agreement, and terminates the Company's obligations for payments subsequent to any discharge of the executive.

  Each of the agreements provides that it shall continue in effect upon the merger of the Company into another entity, or in similar events.

 Term Life Insurance Agreement with Mr. Brian L. Roberts

  The Company has entered into a Term Life Insurance Premium and Tax Bonus Agreement dated as of September 23, 1998 (the "Term Life Insurance Agreement") with Mr. Brian L. Roberts, the Company's President. The Term Life Insurance Agreement provides that, as additional compensation to Mr. Brian L. Roberts, the Company will reimburse him for all of the premiums on certain specified 20- and 15-year level-premium term life insurance policies aggregating $170 million in insurance on his life, and that the Company will pay him an additional bonus equal to the income tax payable on such reimbursement and the bonus. The annual amount of the premiums to be reimbursed under the Term Life Insurance Agreement is approximately $189,000 through 2012 and $177,000 from 2013-2017.

  The Term Life Insurance Agreement provides that prior to any "Change of Control" (as defined below), the Company must establish a grantor trust, the amounts in which will be subject to claims of the Company's creditors in the case of the Company's bankruptcy, for the purpose of paying all premium reimbursements and tax bonuses for the remaining life of the policies subject to the Term Life Insurance Agreement. Upon the occurrence of a Change of Control, such trust must become irrevocable (if not already irrevocable), and the Company must make payments into such trust in an amount equal to the full amount required to be paid during the remaining term of the insurance policies. A "Change of Control" is defined as occurring when persons other than the Chief Executive Officer and members of his family or trusts for their benefit acquire voting power over more than 50% of the voting stock of the Company. The Term Life Insurance Agreement does not terminate upon termination of the employment of Mr. Brian L. Roberts by the Company.

Stock Performance Graph

  The following graph compares the yearly percentage change in the cumulative total shareholder return on each of the Company's Class A Common Stock and Class A Special Common Stock during the five years ended December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Stock Index and with a selected peer group consisting of the Company and five other companies engaged in the cable communications industry: Cablevision Systems Corporation (Class A); Jones Intercable, Inc.; TCA Cable TV, Inc.; Tele-Communications, Inc. (Class A); and Time Warner, Inc. The comparison assumes $100 was invested on December 31, 1993 in the Company's Class A Common Stock and Class A Special Common Stock and in each of the foregoing indices and assumes the reinvestment of dividends.




                       [PERFORMANCE GRAPH APPEARS HERE]

                                                        1994 1995 1996 1997 1998
                                                        ---- ---- ---- ---- ----
       Comcast Class A.................................  64   73   74  134  242
       Comcast Class A Special.........................  66   77   75  134  250
       Peer Group Index................................  75   86   74  133  262
       S&P 500 Stock Index............................. 101  139  171  229  294

Report on Executive Compensation of the Compensation Committee's
Subcommittee on Performance-Based Compensation

  Compensation Policy. The Compensation Committee (the "Committee") is responsible for making recommendations to the Board of Directors on executive compensation. In 1998, the Committee deferred to its Subcommittee on Performance-Based Compensation (the "Compensation Subcommittee") on virtually all compensation decisions for the Company's executive officers in light of the Compensation Subcommittee's designated responsibility for establishing performance-based criteria and goals for compensation to senior executives and for administering the Company's 1987 Stock Option Plan, the 1996 Stock Option Plan, the 1990 Restricted Stock Plan and bonus plans, and for approval of agreements with the Chief Executive Officer and Mr. Brian L. Roberts.

  The goal of the Committee and the Compensation Subcommittee is to attract and retain highly qualified executive officers and key employees in an effort to enhance shareholder value. The Company attempts to realize these goals by providing competitive compensation and permitting executive officers to take an ownership stake in the Company commensurate with their relative levels of seniority and responsibilities. The members of the Compensation Subcommittee are disinterested non-employee directors as well as "outside directors" (as defined in Section 162(m) of the Internal Revenue Code).

  Each year a general review of the Company's executive compensation is conducted, except for the compensation of the Chief Executive Officer, which was determined under the 1993 Compensation Agreement and separately reviewed in connection with the execution of the 1998 Compensation Agreement. A key factor in the assessment of the Company's executive officers is the Company's overall performance, in light of their principal responsibility for overall corporate policy-making, management and administration. For 1998, the Committee's review also included a comprehensive report from an independent compensation consultant which prepared a competitive analysis/survey of the Company's executive compensation program in comparison to programs maintained by 73 media companies, including 12 substantial competitors in the cable industry employment market. These companies represent a broad sampling of the Company's most direct competitors for executive talent and include the principal companies included in the peer group index in the Stock Performance Graph included elsewhere in this Proxy Statement.

  The principal forms of executive compensation used by the Company in recent years are base salary, bonuses, and stock options, and, for certain executives, split-dollar (whole) life insurance policies and term insurance policies. The Company seeks to achieve a mix of these various forms of compensation which will properly compensate and motivate its executives on an individual basis commensurate with their relative levels of seniority and responsibility. The goal is to provide the executive officers with total compensation that, based on individual and Company performance viewed over an appropriate period of time, is generally between the 50th and 75th percentile of total compensation for executives with comparable positions at peer companies, as confirmed by an independent compensation consultant.

  As discussed below, a variety of factors are considered in arriving at the compensation paid to the Company's executive officers other than the Chief Executive Officer. No specific weighting was assigned to any of the factors considered in determining the remuneration paid to the named executive officers for 1998.

  Base Salary. The Company's philosophy with respect to setting base salary is to compensate its executive officers with reasonable current income on a competitive basis. The Compensation Subcommittee increased the base salary of the Chief Executive Officer by approximately 15% in 1998 in connection with entering into the 1998 Compensation Agreement. The base salaries of Messrs. Brian L. Roberts, Brodsky, Smith, and Alchin were increased by 5% each in 1998. The base salaries of Messrs. Smith and Alchin were increased pursuant to the terms of their employment agreements with the Company. No specific objective measures of individual or corporate performance were reviewed in determining the base salary of executive officers for 1998.

  Bonuses. In August 1996, the Compensation Subcommittee adopted the Executive Cash Bonus Plan, which was approved by the Company's shareholders on June 18, 1997. Under the Executive Cash Bonus Plan, prior to the amendment which is the subject of Proposal Three below, each executive designated by the Compensation Subcommittee is eligible to earn an annual bonus of up to 50% of his base salary and guaranteed bonus, based on annual cash flow performance targets established by the Compensation Subcommittee. Based on the Company's cash flow for such period, 100% of the target bonuses were earned for 1998 under the plan.

  The Executive Cash Bonus Plan was adopted based on the recommendation of the Company's independent compensation consultant, and to satisfy the terms of the Company's employment agreements with Messrs. Smith and Alchin. The Compensation Subcommittee selected increases in cash flow as the single most significant measure of operating performance of the Company and other companies in the Company's industries.

  The bonuses awarded to Messrs. Brian L. Roberts and Smith for 1998 included annual guaranteed bonuses of $137,812 and $5,512, respectively, in addition to the bonuses awarded under the Executive Cash Bonus Plan. The remaining bonuses earned by the named executive officers (other than the Chief Executive Officer and Mr. Brodsky) in 1998 related to termination of the Company's discretionary bonus plan, as discussed below.

  Equity-Based Incentive Compensation. The Company's equity-based incentive compensation is in the form of stock option grants. The Compensation Subcommittee believes that reliance upon such incentives is advantageous to the Company because it fosters a long-term commitment by the recipients to the Company and motivates these executives to seek to improve the long-term market performance of the Company's stock. Stock options produce value to executives only if the price of the Company's stock appreciates, thereby directly linking the interests of the executives with those of its shareholders.

  In 1998, the Compensation Subcommittee awarded stock options to each of the named executive officers. Such option grants were generally based on a proportional relationship to the recipients' expected cash compensation, taking into account prior option grants, and were consistent with options granted at the same time to other members of senior management of the Company. The Compensation Subcommittee also awarded Mr. Brian L. Roberts a grant of options to purchase 3 million shares (adjusted to reflect the Stock Split, and conditional, as to 1,169,610 shares, on approval of the amendment to the Company's 1996 Stock Option Plan which is the subject of Proposal Two below) based on the recommendation of its independent compensation consultant and its review of Mr. Brian L. Roberts' achievements on behalf of the Company over the previous five years.

  Equity Ownership Policy. In 1998, the Company's Board of Directors adopted a minimum equity ownership policy applicable to substantially all executives of the Company with base salaries in excess of $150,000, as well as to directors. Executives and directors subject to such policy may not sell shares of common stock of the Company unless, following such sale, they continue to own at least an amount of such common stock with a value equal to a multiple of their annual base compensation from the Company. The Chief Executive Officer, Mr. Brian L. Roberts, the Company's President, and all non-employee directors are required to own stock with a value of five times base compensation; other executives are required to own stock with a value of one-and-a-half to four times their base compensation, depending on base compensation. Each of the other executive officers named in this Proxy Statement is required under the policy to own Company stock with a value of at least 3.5 times his base compensation. For purposes of the policy, stock owned by an applicable person's spouse and children, and 60% of the value of an applicable person's vested in-the-money stock options and deferred stock account is considered owned by the applicable person. The Compensation Subcommittee believes that such policy serves to align more fully the interests of management under the Company's equity-based incentive compensation programs with the interests of the Company's shareholders.

  Compensation of Chief Executive Officer. The Company's by-laws do not provide for a "Chief Executive Officer" of the Company. The Company has determined that, for 1998, Mr. Ralph J. Roberts, the Chairman of the Company's Board of Directors, was its chief executive officer for purposes of this Proxy Statement.

  The Chief Executive Officer's compensation for 1998 was determined under the terms of the 1993 Compensation Agreement and the 1998 Compensation Agreement. The 1993 Compensation Agreement was entered into effective September 9, 1993, as amended March 16, 1994, and approved by the Company's shareholders on June 22, 1994. See "Agreements with Executive Officers--Compensation Agreement with the Chief Executive Officer." The levels of compensation provided under the 1993 Compensation Agreement and the 1998 Compensation Agreement were determined based on a review by the Committee and Compensation Subcommittee and the Company's independent compensation consultant of compensation levels of chief executive officers at other companies in comparable industries and of certain chief executive officers in other industries who, like Mr. Ralph J. Roberts, were founders of companies and the persons primarily responsible for the growth of such companies over a substantial period of time. The Committee and Compensation Subcommittee also took into account its assessment of the importance of maintaining the continued active participation of the Chief Executive Officer in the Company's affairs over the period covered by the Compensation Agreement, the Company's growth and overall performance during the ten years prior to 1993 and the period from 1993 to 1998, and the Chief Executive Officer's prior compensation levels during those periods. The Committee and Compensation Subcommittee did not consider specific performance measures in approving the 1993 Compensation Agreement and the 1998 Compensation Agreement, except to the extent that the 1993 Compensation Agreement provided for stock option grants in 1994 that were inherently related to future appreciation in the Company's Common Stock, and for bonuses and other compensation which replaced the Company's discretionary bonus plan, which also related to appreciation in the value of the Company's Common Stock over the period from 1986 through 1993.

  Such compensation consisted of the salary and benefits fixed by the 1998 Compensation Agreement, and, pursuant to the Company's undertaking in the 1993 Compensation Agreement to replace the potential benefits provided by the Company's terminated discretionary bonus plan, additional split-dollar life insurance benefits in an amount fixed in 1994 and generally calculated to produce the same after-tax cost to the Company as the potential benefits under the terminated discretionary bonus plan with respect to appreciation in the Chief Executive Officer's previously awarded nonqualified options prior to March 15, 1994. When such benefits were awarded in 1994, the Company's compensation consultant reviewed the calculation of the potential benefits provided by the terminated discretionary bonus plan and of the expected after-tax cost of the additional split-dollar life insurance benefits, and advised the Committee that its actions awarding such benefits were appropriate and reasonable. In connection with the 1998 Compensation Agreement, the Compensation Subcommittee substituted the $30 million Death Benefit for two bonus arrangements included in the 1993 Compensation Agreement that were based on appreciation of the Company's Class A Common Stock from the date of grant to the date of exercise of the Chief Executive Officer's options to purchase Class B Common Stock. The Compensation Subcommittee determined that the after-tax present value cost to the Company of the Death Benefit was approximately equal to the cost of the bonuses that would otherwise have been paid. In connection with the 1998 Compensation Agreement, the Compensation Subcommittee also provided additional split-dollar life insurance benefits to the Chief Executive Officer. The Compensation Subcommittee was advised by the Company's independent compensation consultant that all compensation provided under the 1998 Compensation Agreement was appropriate.

  In 1998, as in 1997, the Compensation Subcommittee also authorized the Company to provide certain estate planning services to the Chief Executive Officer in connection with the transfer of control of the Company to Mr. Brian
L. Roberts in October 1997 and related transactions involving them and other members of the Chief Executive Officer's family, which were deemed to provide significant benefits to the Company, as well as to reimburse the Chief Executive Officer for income taxes payable on the value of such services. The relevant transactions have been completed.

  Effect of Internal Revenue Code Section 162(m). Effective January 1, 1994,
Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated executive officers of a public company (determined as of the last day of the company's tax year) will not be deductible for federal income tax purposes.

  The Compensation Subcommittee engages in an ongoing review of the Company's compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid by the Company consistent with its existing commitments and ongoing competitive needs. Certain forms of compensation are not included in determining whether the $1 million limit under Section 162(m) has been exceeded, such as certain "performance based" compensation adopted by a committee of at least two outside directors and approved by shareholders, compensation paid under binding written contracts (including nonqualified stock options) in effect prior to the proposal of the new provision, and compensation paid pursuant to certain plans approved by shareholders prior to enactment of the new provision. These forms of compensation continue to be deductible without regard to Section 162(m). In general, compensation pursuant to nonqualified options granted to date under the Company's 1987 Stock Option Plan and 1996 Stock Option Plan will continue to be deductible for federal income tax purposes when the options are exercised.

  Certain compensation was awarded during 1998 after consideration of the termination of a plan (approved by the Company's shareholders on September 17, 1986) under which the Board of Directors had discretion to award cash bonuses to employees or directors exercising nonqualified options to reimburse such persons for the income taxes payable by them upon exercise of the options and receipt of the bonus. The Committee determined that the discretionary bonus plan did not come within any of the exceptions to Section 162(m), and that if bonuses were to be awarded under such plan in 1994 or thereafter, they might not be deductible. In addition, in light of the appreciation in the Company's Common Stock over the period 1987-1993, the Board of Directors determined that continuation of the bonus plan could impose significant cash burdens on the Company in future years. Accordingly, the Board of Directors terminated the discretionary bonus plan as of December 31, 1993.

  As part of the Committee's ongoing effort to replace the potential benefits provided by the Company's terminated discretionary bonus plan, the Committee awarded lump-sum bonuses, or, in the case of the Chief Executive Officer, split-dollar life insurance benefits, in an amount generally calculated (together with similar compensation awarded in 1994 through 1996) to produce the same after-tax cost to the Company as the potential benefits under the terminated discretionary bonus plan with respect to appreciation in previously awarded nonqualified options prior to March 15, 1994. The Company's compensation consultant advised the Committee that its actions terminating the discretionary bonus plan and awarding the compensation described above were appropriate and reasonable. The Committee expects to continue to maintain the split-dollar life insurance arrangements put in place for the Chief Executive Officer and Mr. Brodsky, and to continue paying cash bonuses for this purpose (in addition to the bonuses awarded under the Executive Cash Bonus Plan) to the other named executive officers in approximately the same amounts paid in 1994-1998.

  The Compensation Subcommittee adopted the Executive Cash Bonus Plan to conform to the requirements of Section 162(m) for deductibility of the bonus payments awarded under such plan. See "Executive Cash Bonus Plan."

  With respect to the 1993 and 1998 Compensation Agreements, a portion of the compensation paid to the Chief Executive Officer will not or may not be deductible under Section 162(m) to the extent it is paid during the course of his employment as an executive officer of the Company. The amount of compensation paid to the Chief Executive Officer in 1998 that is expected to be nondeductible to the Company is approximately $659,000. In addition, approximately $605,000 of the compensation paid to Mr. Brian L. Roberts, the Company's President, is also expected to be nondeductible under Section 162(m), due in part to the vesting of certain restricted stock awarded to him in 1994, the fair market value of which was considered non-performance-based compensation for tax purposes in 1998.

  The Compensation Subcommittee determined that the Company should provide the above-described compensation regardless of its nondeductibility or potential nondeductibility, based on, among other things, (1) its determination of a fair and competitive compensation level for the officers involved taking into account their contributions to the Company, which, in the case of the Chief Executive Officer, extend over the course of the Company's history and (2) the relatively minimal effect on the Company of forgoing deductibility of the specific annual compensation in excess of $1 million.

                   Members of the Compensation Subcommittee
                             Gustave G. Amsterdam
                               Joseph L. Castle

                     Members of the Compensation Committee
                        Gustave G. Amsterdam (Chairman)
                              Sheldon M. Bonovitz
                               Joseph L. Castle

Compensation of Directors

  Each member of the Board of Directors who is not an employee of the Company (a "non-employee director") receives an annual fee of $35,000 ($20,000 prior to 1999), plus $2,000 for each meeting of the Board of Directors attended ($1,500 prior to 1999) and $1,000 for each meeting of any committee of the Board of Directors attended which is not held in conjunction with a meeting of the Board of Directors ($750 prior to 1999). In addition, any non-employee director who serves as the chairperson of a committee of the Board of Directors receives an annual fee of $1,000. Each director is also reimbursed for incidental travel expenses for meetings attended. Mr. Amsterdam also receives $1,000 ($750 prior to 1999) as compensation for each meeting attended as the designee of the Board of Directors on a committee of the Company's management.

  The Company's 1996 Stock Option Plan provides that each non-employee director will be granted annually, on each February 1, an option to purchase 5,400 shares of Class A Special Common Stock (except that the first such grant to a new non-employee director will be an option to purchase 9,000 shares) at an exercise price per share equal to the fair market value of a share of Class A Special Common Stock on the date of grant. Each such option becomes exercisable six months after the date of grant and generally expires five years from the date of grant. Effective January 1, 1999, non-employee directors of the Company must continuously own shares of the Company's common stock with a value at least equal to five times their base annual compensation from the Company, including 60% of the value of vested, in-the-money stock options and deferred stock accounts.

Certain Related Party Transactions

  Mr. Sheldon M. Bonovitz, a director of the Company, is Chairman and Chief Executive Officer of the law firm of Duane, Morris & Heckscher LLP, which provides services to the Company from time to time.

  Ms. Anne Wexler, a director of the Company, is Chairman of the Wexler Group, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Hill and Knowlton Public Affairs Worldwide provides services to the Company and received payments for such services from the Company of approximately $231,000 in 1998.

  Mr. Daniel Aaron, a director of the Company during part of 1998, and its former Vice Chairman of the Board of Directors, serves as a consultant to the Company on an as needed basis. Pursuant to this arrangement, Mr. Aaron earned $86,250 during 1998. During 1998, Mr. Aaron also earned the following amounts related to his prior service as a full-time executive officer of the Company:
$51,387 under the Company's Supplemental Executive Retirement Plan, $30,000 under the Company's Executive Deferred Compensation Plan, and bonuses aggregating $40,289 under a split-dollar life insurance arrangement pursuant to which, in 1994, Mr. Aaron had exchanged certain of his rights to receive deferred compensation for life insurance benefits with an equivalent after-tax cost to the Company on a present value basis. Mr. Aaron retired from the Board of Directors on September 23, 1998.

Compensation Committee Interlocks and Insider Participation

  Mr. Sheldon M. Bonovitz, a member of the Compensation Committee, is Chairman and Chief Executive Officer of the law firm of Duane, Morris & Heckscher LLP, which provides services to the Company from time to time. Mr. Bonovitz is a nephew by marriage of Mr. Ralph J. Roberts and a cousin by marriage of Mr. Brian L. Roberts. Mr. Bonovitz is not a member of the Compensation Subcommittee, which, during 1998, performed substantially all functions of the Compensation Committee with respect to senior executives of the Company, including administration of the Company's stock option and restricted stock plans, the bonus plans applicable to senior executives of the Company, and all agreements with Messrs. Roberts.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the meeting, the shareholders will elect nine directors to hold office for the ensuing year and until their respective successors have been duly elected and qualified. Should any one or more of these nominees become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. Each of the nominees currently is serving as a director of the Company.

  The following sets forth certain information about each nominee:

  Ralph J. Roberts, 79, has served as a director and Chairman of the Board of Directors of the Company for more than five years. He is the President and a director of Sural. Mr. Roberts devotes the major portion of his time to the business and affairs of the Company. He is the father of Mr. Brian L. Roberts. Mr. Roberts is also a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, and Jones Intercable, Inc.

  Julian A. Brodsky, 65, has served as a director and Vice Chairman of the Board of Directors of the Company for more than five years. He serves as Treasurer and a director of Sural. Mr. Brodsky devotes the major portion of his time to the business and affairs of the Company. He is also a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, and RBB Fund, Inc.

  Brian L. Roberts, 39, has served as President of the Company and a director for more than five years. He is a Vice President and a director of Sural. Mr. Roberts devotes the major portion of his time to the business and affairs of the Company. He is a son of Mr. Ralph J. Roberts. Mr. Roberts is also a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, At Home Corporation, The Bank of New York Company, Inc., and Jones Intercable, Inc.

  Gustave G. Amsterdam, 90, has been a director of the Company for more than five years. Mr. Amsterdam was, for more than five years before his retirement, Chairman of the Board of Bankers Securities Corporation, a mercantile, real estate management and operating company.

  Sheldon M. Bonovitz, 62, has been a director of the Company for more than five years. Mr. Bonovitz has been a partner specializing in tax matters with the law firm of Duane, Morris & Heckscher LLP for more than five years and is currently Chairman and Chief Executive Officer of that firm. Mr. Bonovitz is a nephew by marriage of Ralph J. Roberts and a cousin by marriage of Brian L. Roberts. Mr. Bonovitz is also a director of Surgical Laser Technologies, Inc.

  Joseph L. Castle, II, 66, has been a director of the Company for more than five years. Mr. Castle has been, for more than five years, a financial consultant and is the Chairman and Chief Executive Officer and a director of Castle Energy Corporation, an independent oil and gas exploration and production company. Mr. Castle is also a director of Charming Shoppes, Inc.

  Bernard C. Watson, 71, has been a director of the Company for more than five years. Prior to his retirement in 1997, Dr. Watson was Chairman of the Board of Directors of Health Management Alternatives Foundation from 1993 through 1997. Until 1993, he had been President and Chief Executive Officer of the William Penn Foundation for more than five years.

  Irving A. Wechsler, 78, has been a director of the Company for more than five years. Mr. Wechsler is currently of counsel in the firm of Wechsler, Wolsh and Associates, Certified Public Accountants, in Pittsburgh, Pennsylvania, where he had previously been a partner for more than five years.

  Anne Wexler, 69, has been a director of the Company for more than five years and has been for more than five years Chairman of the Wexler Group, a consulting firm specializing in government relations and public affairs, which is an operating unit of Hill and Knowlton Public Affairs Worldwide. Ms. Wexler is also a director of Alumax, Inc., The Dreyfus Corporation Index Funds, The Dreyfus Corporation Mutual Funds, New England Electric System, Nova Corporation, and Wilshire Target Funds, Inc.

Committees and Meetings of the Board of Directors

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. The Compensation Committee has a Subcommittee on Performance-Based Compensation.

  Messrs. Ralph J. Roberts (Chairman), Amsterdam, Bonovitz, and Brian L. Roberts serve as members of the Executive Committee, which held six meetings during 1998. The Executive Committee acts for the directors in the intervals between meetings of the Board of Directors.

  Messrs. Amsterdam, Bonovitz, Castle, Watson, and Wechsler (Chairman) serve as members of the Audit Committee, which held two meetings during 1998. The Audit Committee meets with the Company's independent public accountants, counsel, internal audit department and management to discuss the scope and results of the annual audit, internal accounting procedures and certain other questions of accounting policy.

  Messrs. Amsterdam and Castle serve as members of the Subcommittee on Performance-Based Compensation of the Compensation Committee, which held eight meetings during 1998. The Compensation Subcommittee's functions include responsibility for the Company's stock option, restricted stock and bonus plans, establishing performance-based criteria and goals for compensation to senior executive officers, and approving certain agreements with the Chief Executive Officer and Mr. Brian L. Roberts. Messrs. Amsterdam (Chairman), Bonovitz, and Castle serve as members of the Compensation Committee, which considers and determines all other compensation matters relating to the Company's executive officers. The Compensation Committee held eight meetings during 1998, in conjunction with meetings of the Compensation Subcommittee.

  Ms. Wexler (Chairperson) and Messrs. Castle and Watson serve as members of the Nominating Committee, which met once during 1998. Mr. Daniel Aaron was also a member of the Nominating Committee in 1998. The Nominating Committee reviews the size and composition of the Board of Directors and is responsible for recommending nominees to serve on the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates to serve as directors if nominated and elected should be sent to the President of the Company at Comcast Corporation, 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The Company's by-laws require that written notice of the intent to make a nomination at a meeting of shareholders must be received by the President of the Company (a) with respect to an election to be held at an annual meeting, not less than 90 days in advance of the date which is the one year anniversary of the prior year's annual meeting of shareholders, and (b) with respect to an election to be held at a special meeting, the close of business on the seventh day following the day on which notice of a special meeting of shareholders for the election of directors is given to shareholders. The notice must contain: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange

Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

  The Board of Directors held ten meetings in 1998. No member of the Board of Directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served.

                                 PROPOSAL TWO

                        TO APPROVE AN AMENDMENT TO THE
                  COMCAST CORPORATION 1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the "1996 Plan") is the Company's basic plan for awarding options to purchase shares of the Company's Class A Special Common Stock to the Company's employees and non-employee directors. A description of the terms of the 1996 Plan is provided below. The Company's shareholders will vote at the meeting on a proposal to increase the limit on the number of shares for which options may be granted under the 1996 Plan to any individual in a single calendar year from 2 million shares to 10 million shares (adjusted to reflect the Stock Split).

  Prior to June 1998, the 1996 Plan included a provision that limits option grants to any employee in a single calendar year to 2 million shares (after adjustment to reflect the Stock Split). Pursuant to Section 162(m) of the Internal Revenue Code, stock option plans such as the 1996 Plan must state the maximum number of options that can be awarded to an employee during a specified period, which must be approved by shareholders, in order for the company issuing the stock to be able to obtain full tax deductibility when nonqualified options awarded under the plan are exercised by the chief executive officer or one of the four other executive officers with the highest compensation.

  In June 1998, the Compensation Subcommittee amended the 1996 Plan to increase the annual limit to 4 million shares (after adjustment to reflect the Stock Split), and it further increased the annual limit to 10 million shares in March 1999, in each case subject to approval by the Company's shareholders at the 1999 Annual Meeting of Shareholders. The first such amendment was effected in connection with awarding Mr. Brian L. Roberts, the Company's President, options to purchase 2,999,424 shares of Class A Special Common Stock at $16.9375 per share, the fair market value of the Class A Special Common Stock on the date of grant as determined under the 1996 Plan, and 576 shares of Class A Special Common Stock at $18.6313 per share (after adjustment to reflect the Stock Split). The options so awarded have a term of ten years from the date of grant (five years in the case of the option for 576 shares). Based on continuous employment by the Company, half of such options vest at the rate of 40% of the shares covered thereby on the second anniversary of the date of grant, and 20% on each of the third, fourth, and fifth anniversaries of the date of the grant (or, in the case of the option for 576 shares, six months prior to such fifth anniversary), and half vest at the rate of 20% of the shares covered thereby on the second anniversary of the date of grant, another 10% on each of the third through ninth anniversaries of the date of grant, and 10% six months prior to the tenth anniversary of the date of grant. Provided the amendment to the 1996 Plan is approved by shareholders, the Compensation Subcommittee intends to grant Mr. Brian L. Roberts options for up to 4 million shares of Class A Special Common Stock in each of 1999 and 2000, at exercise prices not less than the fair market value of the Class A Special Common Stock on the applicable dates of grant. Options granted to him in 1999 to date do not exceed the former 2 million share limit (adjusted to reflect the Stock Split).

  No other person has been awarded options to purchase more than 2 million shares of the Company's common stock (adjusted to reflect the Stock Split) under the 1996 Plan in any year. For information on stock option grants under the 1996 Plan to the Chief Executive Officer and to each of the Company's other four most highly compensated executive officers during 1998, see "Stock Option Grants in 1998" above.

  The following table shows the benefits Mr. Brian L. Roberts will receive, if Proposal Two is adopted by the Company's shareholders, in excess of the benefits he would receive under the unamended 1996 Plan. All share amounts and exercise prices are adjusted to reflect the Stock Split. Options which may be awarded in the future are not included in the table, as their value cannot be determined.

                               NEW PLAN BENEFITS

                            1996 Stock Option Plan

                           Additional
                           Options to
                            Purchase                               Value of
                         Class A Special Exercise  Expiration      Unvested
Name and Position         Common Stock    Price       Date         Options
-----------------        --------------- -------- ------------- --------------
Brian L. Roberts,
 President..............    1,169,610    $16.9375 June 16, 2008 $14,620,125(1)

--------
(1) Value based on the difference between the April 19, 1999 closing price and the exercise price of the options (the fair market value of shares on June 16, 1998).

Description of the 1996 Plan

  The following is a summary of the material features of the 1996 Plan.

  The 1996 Plan provides for the grant of options to purchase shares of the Company's Class A Special Common Stock to employees (whether or not members of the Board of Directors) of the Company and its parents or subsidiaries ("Affiliates") within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the "Code"), as designated by the Company's Board of Directors or a committee of two or more of its non-employee members appointed by the Board of Directors, and for the grant of options to non-employee directors of the Company. Except to the extent an option granted under the 1996 Plan is specifically designated as a nonqualified option (as defined below) or otherwise becomes a nonqualified option after grant, options granted to employees of the Company or its Affiliates under the 1996 Plan are intended to qualify as qualified stock options (sometimes hereinafter referred to as "ISOs") within the meaning of Section 422(b) of the Code. Options granted under the 1996 Plan to non-employee directors of the Company, options granted to employees under the 1996 Plan which are specifically designated as nonqualified options, and options otherwise ineligible for treatment as an ISO are hereinafter referred to as "nonqualified options."

  No Options may be granted under the 1996 Plan after March 12, 2006.

  The 1996 Plan is intended as an additional incentive to employees and non-employee directors to enter into or remain in the employ of the Company or its Affiliates or to serve on the Board of Directors of the Company or any of its Affiliates and to devote themselves to the Company's success by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of options to purchase the Company's Class A Special Common Stock.

  ISOs and nonqualified options are sometimes hereinafter collectively referred to as "Options." Recipients of Options are hereinafter referred to as "Optionees." Shares of the Company's Class A Special Common Stock are sometimes hereinafter referred to as "Shares." Shares which may be issued upon exercise of Options are hereinafter referred to as "Option Shares." The members of the committee or subcommittee of the Board of Directors administering the 1996 Plan is sometimes referred to, with respect to the Plan subject to their administration, as the "Committee."

 Eligibility

  All employees of the Company and its Affiliates are eligible to receive ISOs under the 1996 Plan. All employees, officers and non-employee directors of the Company and its Affiliates are eligible to receive nonqualified options under the 1996 Plan. An employee may receive more than one Option under the 1996 Plan but only on the terms and subject to the restrictions of the 1996 Plan.

  In determining the eligible participants to whom Options are granted under the 1996 Plan and the number of Shares covered by such Options, the Committee may take into account the nature of such participant's services and responsibilities, his or her present and potential contributions to the Company's success and such other factors as the Committee may deem relevant.

  The 1996 Plan provides that the maximum number of shares of the Class A Special Common Stock for which Options may be issued to any single individual in any calendar year is 10 million shares (adjusted for the Stock Split), subject to adjustment as described under "Purchase of Shares Under the 1996 Plan" below and subject to shareholder approval. The 1996 Plan provides that each non-employee director of the Company shall receive a grant of Options to purchase 5,400 shares of Class A Special Common Stock on each February 1, except that any non-employee director first elected to the Board of Directors after March 13, 1996, shall receive a grant of Options to purchase 9,000 shares of Class A Special Common Stock on February 1 of such newly elected director's first year as a member of the Board of Directors.

 Shares Covered By The 1996 Plan

  The 1996 Plan provides for the grant of Options to purchase up to an aggregate of 40 million shares of the Company's Class A Special Common Stock (adjusted for the Stock Split). If an Option granted under the 1996 Plan expires or terminates without having been exercised in full, the Option Shares allocable to the unexercised portion of such Option will be available for the grant of additional Options under the 1996 Plan, to the extent additional Options thereunder may be granted.

 Administration

  The 1996 Plan provides that it will be administered by the Subcommittee on Performance-Based Compensation of the Compensation Committee of the Board of Directors, or any other committee or subcommittee designated by the Board of Directors of the Company, provided it is composed of two or more non-employee members of the Board of Directors of the Company, each of whom is an "outside director" within the meaning of the Code. Currently, the Subcommittee on Performance-Based Compensation of the Compensation Committee of the Board of Directors administers the 1996 Plan.

  The Committee is authorized under the 1996 Plan to determine the Optionees to whom and the times at which the Options are granted and become exercisable. Subject to the provisions of the 1996 Plan, the Committee also is authorized to determine the number of Shares issuable upon exercise of each Option and other terms and conditions of the Option. In addition, the 1996 Plan provides that the Committee may determine whether an Option is intended to be an ISO. Under certain circumstances, the Committee may have the power to accelerate or extend the exercise date of outstanding Options. See "Amendments," "Methods of Exercise" and "Termination" below.

  The individual option document (the "Option Document") for each Option sets forth the terms of such Option. The Option Documents are in such form as the Committee shall from time to time approve. The interpretation and construction by the Committee of any provision of the 1996 Plan, or of any Option Document, is final, binding and conclusive.

 Purchase of Shares Under the 1996 Plan

  Under the 1996 Plan, the Committee sets forth in each Option Document the exercise price for the Option Shares covered thereby (the "Option Price"), provided that the Option Price of ISOs may not be less than 100% of the fair market value of such Shares on the date or at the time that the Option is granted. In addition, if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option Price must be at least 110% of the fair market value of such Shares on the date the Option is granted. The 1996 Plan provides that "fair market value" shall generally be determined based on the last reported sale price of Shares on the last trading day prior to the date on which such value is determined.

  The number of Shares of Class A Special Common Stock for which Options may be granted under the 1996 Plan, and the number of Shares of Class A Special Common Stock issuable upon exercise of Options granted under the 1996 Plan, and the exercise price for such Options, are subject to adjustment in the event of a stock dividend, stock split or certain other capital adjustments. No adjustment will be made in respect of the issuance of Shares on the conversion of other securities of the Company that are convertible into such class or classes of Shares.

 Amendments

  The Committee, with the consent of an Optionee, may amend the provisions of Option Documents under the 1996 Plan. Under the 1996 Plan, consent of the Optionee is not required for acceleration of the expiration date of an Option in the event of the dissolution or liquidation of the Company or upon the occurrence of certain other corporate transactions. See "Termination" below. The Committee, with the consent of the Optionee, may amend the provisions of the 1996 Plan to the extent necessary to maintain ISOs as incentive stock options within the meaning of the Code.

  The Committee may amend the 1996 Plan from time to time in such manner as it may deem advisable. However, amendments to change the class of individuals eligible to receive ISOs under the 1996 Plan, extend the expiration date of the 1996 Plan, decrease the minimum Option Price of an ISO granted under the 1996 Plan or increase the aggregate 40 million share maximum number of Shares for which Options may be granted (other than as a result of adjustments in the event of a stock dividend, stock split or certain other capital adjustments) are not effective unless shareholder approval is obtained within twelve months before or after such action. In addition, provisions of the 1996 Plan relating to grants of Options to non-employee directors that determine (i) which directors are granted Options pursuant to such provisions; (ii) the number of Shares subject to Options granted under such provisions; (iii) the Option Price of such Shares; and (iv) the timing of grants of Options pursuant to such provisions may not be amended more than once every six months, other than to comport with the Code or the Employee Retirement Income Security Act of 1974, if applicable.

  The power of the Board of Directors or the Committee to amend Option Documents or the 1996 Plan may be subject to limitations contained in applicable provisions of the Code and federal securities laws and regulations.

 Methods of Exercise

  An Option granted under the 1996 Plan may be exercised by the Optionee only by written notice to the Company. The notice required under the 1996 Plan must specify the number of Shares to be purchased and must be accompanied by payment in full of the purchase price. Payment may be made in cash, by certified check payable to the order of the Company, or by a combination of the foregoing. In addition, if the Committee so provides in an Option Document, payment may be made all or in part in shares of Class A Special Common Stock or Class A Common Stock; provided, however, that the Option Shares may not be paid for in shares of Class A Special Common Stock or Class A Common

Stock if such method of payment would result in liability under Section 16(b) of the Securities Exchange Act of 1934, or if the Optionee does not own as of the date the relevant option is exercised a number of shares held for at least six months at least equal to the number of shares used to pay the exercise price of the Option.

  There is no limitation on the number of Shares an Optionee may acquire under the 1996 Plan in any given year through the exercise of outstanding Options, except as may be provided by the Committee in an Option Document.

 Termination

  The term during which an Option may be exercised is set out in the individual Option Document, but may not exceed (i) ten years from the date of grant or, (ii) with respect to ISOs, five years from the date of grant if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliate.

  An Optionee's right to exercise any part of an Option granted pursuant to the 1996 Plan terminates on the first to occur of: (i) expiration of the Option term specified in the Option Document, which is subject to the limitations described in the preceding paragraph; (ii) expiration of three months from the date when the Optionee ceases to be an employee of the Company or an Affiliate for any reason other than disability (as defined in Section 22(e)(3) of the Code), death or a finding of the Committee that the employee has breached his or her employment contract with, or has been engaged in any sort of disloyalty to, or has disclosed trade secrets of, the Company or an Affiliate, provided that the Committee may specify in an Option Document that an Option may be exercisable during a longer period after the Optionee ceases to be an employee, but in no event later than the expiration of the Option term specified in the Option Document; (iii) expiration of one year from the date the Optionee's employment with the Company or an Affiliate terminates as a result of an Optionee's death or disability; (iv) the date set by the Committee as an accelerated expiration date in the event of the dissolution or liquidation of the Company or any other transaction in which an unaffiliated third party acquires more than 50% of the voting power for election of directors of the Company; or (v) the date of a finding by the Committee that the Optionee has breached his or her employment contract with the Company or an Affiliate, has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets of the Company or an Affiliate. In the event of such a finding by the Committee, in addition to immediate termination of the Option, the Optionee, upon a determination by the Committee, will forfeit all Option Shares for which the Company has not yet delivered stock certificates representing the Option Shares, upon refund by the Company of the exercise price of the Option.

 Transferability of Options

  In general, Options granted under the 1996 Plan are not transferable by the Optionee except by will or by the laws of descent and distribution, and, during the lifetime of the Optionee, Options may be exercised only by the Optionee. However, the 1996 Plan provides that the Committee may, in its discretion, provide in an Option Document or an amendment thereto that such Options may be transferred to members of the Optionee's immediate family, or trusts or partnerships the sole beneficiaries or partners of which are members of the Optionee's immediate family or the Optionee, provided that such transfer is without consideration. Any Options so transferred will remain subject to all conditions applicable to the Options, as set forth in the 1996 Plan or the relevant Option Documents, except that the consent of the transferee of the Options (rather than that of the original Optionee) will be required in order to amend the transferred Options. See "Amendments" above. Any Option which is made transferable to the extent provided in the 1996 Plan will be a nonqualified option.

 Cash Rights

  The 1996 Plan provides that the Committee may, in its sole discretion, give an Optionee the right to receive the value of any nonqualified Option in cash upon exercise of the Option rather than to pay the exercise price of the Option and receive Shares. Such rights must be attached to specific Options and are subject to the same vesting, expiration and transferability terms as the Options to which they are attached. Options and associated cash rights may not be exercised separately.

 Withholding of Taxes

  Whenever the Company is required to deliver or transfer Shares of Class A Special Common Stock in connection with the exercise of an Option under the 1996 Plan, the Company has the right to require the Optionee to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interests with respect to tax liabilities in connection with the issuance of such shares.

  Under the 1996 Plan, tax liabilities incurred in connection with the exercise of an Option will be satisfied by the Company's withholding a portion of the Option Shares underlying the Option that have a fair market value approximately equal to the minimum amount of taxes required to be withheld by the Company under applicable law, unless otherwise determined by the Committee with respect to any Optionee. However, the Committee may permit an Optionee to elect to have taxes withheld in excess of the minimum amount required to be withheld by the Company (provided the Optionee certifies at the time of such election that he or she has held for at least six months a number of Shares at least equal to the number of all Option Shares withheld in excess of the minimum amount), or to pay to the Company in cash all or a portion of the taxes to be withheld upon the exercise of an Option. The Committee may add such other requirements and limitations regarding these elections as it deems appropriate.

 Federal Income Taxation

  The following discussion is intended to point out the general principles of current federal income tax law applicable to the Options issued under the 1996 Plan.

  Incentive Stock Options. For the purposes of the regular income tax currently imposed under the Code, the holder of an Option under the 1996 Plan which is an ISO will not recognize taxable income upon either the grant or exercise of the Option.

  The Optionee will recognize long-term capital gain or loss on a disposition of the Option Shares acquired upon exercise of an ISO provided the Optionee does not dispose of the Option Shares within two years from the date the ISO was granted and within one year after the Option Shares were transferred to the Optionee. For purposes of determining such gain or loss, the Optionee's basis in such Shares will, in general, be the Optionee's Option Price. Under present law, long-term capital gain is subject to an effective tax rate of 20%, while ordinary income may be taxed at a maximum effective rate of 39.6%. If the Optionee satisfies both of the holding periods described above, then the Company will not be allowed a deduction by reason of the exercise of the ISO.

  The amount, if any, by which the fair market value of an Option Share at the time of exercise (determined without regard to certain transfer restrictions) exceeds the Option Price will be included in the computation of the Optionee's "alternative minimum taxable income," generally in the year he or she exercises the ISO, for purposes of the "alternative minimum tax" imposed by
Section 55 of the Code. If an Optionee pays alternative minimum tax, the amount of such tax paid that is attributable to the exercise of ISOs will be allowed as a credit against regular tax liability in subsequent years in which the Optionee's regular tax liability (reduced by certain other tax credits) exceeds his or her tentative minimum tax. Further, the Optionee's basis in Option Shares acquired through exercise of an ISO will, for alternative minimum tax purposes, equal the fair market value of the Option Shares taken into account in determining the Optionee's alternative minimum taxable income.

  As a general rule, if the Optionee disposes of the Option Shares before satisfying the holding period requirements discussed above (a "disqualifying disposition"), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the Option Shares on the date of exercise and the adjusted basis of the Option Shares (or, in certain cases, the excess of the amount realized on disposition over the adjusted basis, if such excess is less than the amount arrived at by the former calculation), and the Company will be entitled to a deduction in that amount.

  The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the recipient held the Option Shares prior to the disposition.

  Optionees may be permitted to exercise ISOs by transferring to the Company shares of the Company's Class A Special Common Stock or Class A Common Stock then held by the Optionee ("Prior Shares") having a market value equal to the Option Price of the Shares to be purchased (see "Methods of Exercise" above). If the Optionee acquired the Prior Shares by exercise of an ISO and the Optionee has not satisfied the holding period requirements described above for the Prior Shares, then the transfer will be treated as a disqualifying disposition by the Optionee of the Prior Shares. However, if the Optionee did not acquire the Prior Shares by exercise of an ISO or if the Optionee has satisfied the holding period requirements applicable to the Prior Shares, then the Optionee will not recognize gain or loss upon the exchange. In that case, the Optionee's basis and holding period (for purposes other than the Option holding period rules) in the Prior Shares will carry over to a corresponding number of Option Shares received. The Optionee's basis in any additional Option Shares received will be zero and his or her holding period will begin on the date the Optionee becomes the owner of such Shares.

  If an Option granted under the 1996 Plan which is intended to be an ISO fails to qualify as such under applicable rules and regulations of the Code, such Option will be subject to the general principles of Federal income tax law discussed below with respect to nonqualified options.

  Nonqualified Options. For Federal income tax purposes, the holder of an option that is not an ISO (a "nonqualified option") will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant of a nonqualified option. The Optionee will in general recognize ordinary income upon exercise of the nonqualified option, in an amount equal to the excess of the fair market value of the Option Shares received at the time of exercise (including Option Shares withheld by the Company to satisfy tax withholding obligations) over the exercise price of the nonqualified option, and the Company will be allowed a deduction in that amount.

  Upon disposition of the Option Shares, the Optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held the Option Shares prior to disposition. The amount of long-term or short-term capital gain or loss recognized by the Optionee upon disposition of the Option Shares will be an amount equal to the difference between the amount realized on the disposition and the Optionee's basis in the Option Shares (which basis is ordinarily the fair market value of the Option Shares on the date the Option was exercised).

  Optionees may be permitted to exercise nonqualified options by transferring to the Company shares having a market value equal to the Option Price of the Shares to be purchased (see "Methods of Exercise" above). In that case, no income will be recognized on the receipt of a corresponding number of Option Shares, and the Optionee's basis and holding period in the Prior Shares will carry over to the corresponding number of Option Shares received. The Optionee's basis in such additional Option Shares received will equal the amount includable in the Optionee's income and his or her holding period will begin on the date the Optionee becomes the owner of such shares.

  Certain Optionees may be permitted to transfer nonqualified options to members of their immediate family, or certain trusts or partnerships, without consideration. See "Transferability of Options" above. In the case of any nonqualified option so transferred, the original Optionee will recognize income upon the exercise of the option by the transferee to the same extent as if the original Optionee had exercised the option, and the Company's concurrent deduction will also be the same. The transferee's basis and holding period in the stock received upon exercise of the transferred option will be the same basis and holding period as would have applied had the original Optionee exercised the option in the same manner used by the transferee to exercise the option.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMCAST CORPORATION 1996 STOCK OPTION PLAN.

                                PROPOSAL THREE

                     TO APPROVE AMENDMENTS TO THE COMCAST
                  CORPORATION 1996 EXECUTIVE CASH BONUS PLAN

  The Comcast Corporation 1996 Executive Cash Bonus Plan (the "Executive Cash Bonus Plan"), which is described above under the heading "Executive Cash Bonus Plan," is the annual cash bonus plan applicable to the Company's named executive officers and five additional employees, one of whom is an executive officer. The company's shareholders will vote at the meeting on a proposal to extend the Executive Cash Bonus Plan through calendar year 2003 and to increase the annual limit on bonuses under the Executive Cash Bonus Plan generally from the lesser of 50% of a participant's base salary and guaranteed bonus (plus any Target Bonus from previous years that was not earned in full) or $1 million to the lesser of 150% of a participant's base salary and guaranteed bonus (plus any Target Bonus from previous years that was not earned in full) or $3 million.

  The Compensation Subcommittee, which administers the Executive Cash Bonus Plan, determined that the increase in maximum Target Bonus was advisable to give the Compensation Subcommittee and the Company greater flexibility to pay competitive cash compensation to the Company's existing senior executives and to persons the Company wishes to recruit to such positions, while making a greater portion of such compensation conditional on the Company's achieving objective annual performance measures set in advance by the Compensation Subcommittee, and while preserving the Company's ability to deduct such compensation for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986 requires that the Executive Cash Bonus Plan contain an annual limit on any bonuses to be awarded, and that such limit be approved by the Company's shareholders.

  Section 162(m) also requires that plans such as the Executive Cash Bonus Plan be reapproved by shareholders no less frequently than every five years. The Executive Cash Bonus Plan was approved by shareholders on June 18, 1997 with respect to Plan Years 1996-2000. The Compensation Subcommittee and the Company believe that the Executive Cash Bonus Plan is extremely useful as the Company's principal means of providing cash incentive bonus compensation to senior executives, and that it should be extended through calendar year 2003.

  For 1999, the Compensation Subcommittee has granted Mr. Brian L. Roberts, the Company's President, a Target Bonus in excess of the 50%/$1 million limit that applied prior to the proposed amendment of the Executive Cash Bonus Plan, subject to approval of such amendment by the Company's shareholders at the 1999 Annual Meeting of Shareholders. No Target Bonuses have been granted for years subsequent to 1999. The following table shows the benefits Mr. Brian L. Roberts will receive, if Proposal Three is adopted by the Company's shareholders, in excess of the benefits he would receive under the unamended Executive Cash Bonus Plan.

                               NEW PLAN BENEFITS

                           Executive Cash Bonus Plan

                                                               Dollar Value of
   Name and Position                                         Additional Benefits
   -----------------                                         -------------------
   Brian L. Roberts, President..............................    $1,000,000(1)

--------
(1) Assumes all performance goals for 1999 are achieved and maximum Target Bonus is paid.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE COMCAST CORPORATION 1996 EXECUTIVE CASH BONUS PLAN.

                                 PROPOSAL FOUR

               TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  Subject to approval by the shareholders, the Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors with respect to the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

  A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ABOVE PROPOSAL.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2000 must be received by January 15, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to Stanley
L. Wang, Senior Vice President and Secretary, at the address of the Company set forth on the first page of this Proxy Statement. Notwithstanding the foregoing, shareholders with suggestions on the nomination of directors must comply with the procedures set forth under the caption "Committees and Meetings of the Board of Directors."

                            SOLICITATION OF PROXIES

  The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO "INVESTOR RELATIONS" AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                           [FORM OF PROXY -- CLASS A]

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                      OF DIRECTORS OF COMCAST CORPORATION

     The undersigned, a holder of Class A Common Stock of COMCAST CORPORATION, hereby constitutes and appoints RALPH J. ROBERTS and STANLEY WANG, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Monday, June 21, 1999 at 9:00 a.m., at the offices of the Company, 1500 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of CLASS A COMMON STOCK which the undersigned would be entitled to vote if personally present, as follows:

     Unless otherwise specified, the shares will be voted "FOR" the election of all nine nominees for director and "FOR" the other proposals set forth on the reverse side. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K OF COMCAST CORPORATION.

(Continued and to be dated and signed on the reverse side)


                                        Comcast Corporation
                                        P.O. Box 11059
                                        New York, N.Y. 10203-0059

[logo of Comcast Corporation appears here]

                               VOTE BY INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK
                                             INTERNET                                           MAIL
                               https://proxy.shareholder.com/comcast

                               Use the Internet to vote your proxy.              Mark, sign and date your proxy card
                               Have your proxy card in hand when                 and return it in the postage-paid
                               you access the website. You will be               envelope we have provided.
                               prompted to enter your control number
                               located in the box below, to create
                               an electronic ballot.

Your Internet vote authorizes the named provider to vote         If you have submitted your proxy by the Internet
your shares in the same manner as if you marked, signed          there is no need for you to mail back your proxy.
and returned the proxy card.




                                                                                  -----------------------------------------

                                                                                               CONTROL NUMBER
                                                                                            FOR INTERNET VOTING
                                                                                  -----------------------------------------


                                       DETACH PROXY CARD HERE IF YOU ARE NOT
                                                VOTING BY INTERNET


     1.   Election of nine Directors

          [ ]  FOR all nine nominees for director listed below.

          [ ] WITHHOLD AUTHORITY to vote for all nine nominees for director listed below.

          [ ]  * EXCEPTIONS

           * EXCEPT WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) WHOSE NAME(S) IS (ARE) LINED THROUGH. Nominees: 01-Ralph J. Roberts, 02-Julian
A. Brodsky, 03-Brian L. Roberts, 04-Gustave G. Amsterdam, 05-Sheldon M. Bonovitz, 06-Joseph L. Castle, II, 07-Bernard C. Watson, 08-Irving A. Wechsler, and 09-Anne Wexler.


     2.   To approve an amendment to the Comcast Corporation 1996 Stock Option
          Plan.

          [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

     3. To approve amendments to the Comcast Corporation 1996 Executive Cash Bonus Plan.

          [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

          [ ]  FOR         [ ]  AGAINST         [ ]  ABSTAIN

     5. To vote on such other business which may properly come before the meeting.


                              Change of Address and/or Comments mark here [ ]

                              NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.


                                    Dated:                 , 1999
                                          -----------------

                                    ----------------------------
                                    Signature of Shareholder

                                    ----------------------------
                                    Signature of Shareholder

                                    Votes must be indicated (x) in black or blue ink.

PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.